As filed with the Securities and Exchange Commission on October 22, 2008

File No.333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PHL VARIABLE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Connecticut	6311	06-1045829
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One American Row

Hartford, CT 06102

(800) 447-4312

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Beers, Esq.

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

(860) 403-5050

(Name, address, including zip code, and telephone number, including area code, of agent for service)

December 31, 2008 or as soon as practicable after the registration statement becomes effective.

(Approximate date of commencement of proposed sale to public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Interests in contingent group deferred annuity contracts	*	*	$16,000,000.00	$628.80**

*	The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable in that these contracts are not issued in predetermined amounts or units.

**	Registration fee paid concurrently with the filing of the Registration Statement on October 22, 2008.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

Phoenix Guaranteed Income Edge

An Insurance Guarantee Offered To Class A Shareholders of the XYZ Funds

Issued by PHL Variable Insurance Company

The Phoenix Guaranteed Income Edge (“Income Edge”) described in this prospectus is an insurance certificate offered to Class A shareholders of the XYZ Funds (“XYZ Funds”). Subject to certain conditions, the Income Edge guarantees predictable lifetime income payments regardless of the actual performance or value of a shareholder’s applicable XYZ Fund shares.

The Income Edge does not guarantee the investment performance of the shares of any XYZ Fund.

Income Edge is not available in all states. This prospectus is not an offer in any state or jurisdiction where we are not legally permitted to offer Income Edge.

This prospectus provides important information that a prospective purchaser of an Income Edge should know before investing. Please retain this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Income Edge is a contingent deferred annuity issued by PHL Variable Insurance Company. It is not a bank deposit guaranteed by any bank or by the Federal Deposit Insurance Corporation or any other government agency. A purchase of the Income Edge is subject to certain risks. Please see the “Risk Factors” section on page [ ] .

This product is designed for investors for use in long term financial planning and who plan to use their XYZ Fund shares for retirement income.

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. However, we believe that, in general, (i) the tax treatment of transactions involving shares of any XYZ Fund more likely than not will be the same as in the absence of the Income Edge, and (ii) assuming that the Income Edge is an annuity contract for tax purposes, which is how we intend to treat it for Federal tax reporting purposes, payments under the Income Edge should be treated as ordinary income that is taxable to the extent provided under the tax rules for annuities. WE HAVE ASKED THE INTERNAL REVENUE SERVICE FOR FORMAL GUIDANCE ON THESE ISSUES AS THEY RELATE SPECIFICALLY TO THE Income Edge; TO DATE, NO CONCLUSIONS HAVE BEEN REACHED ON THESE ISSUES. IT IS POSSIBLE THAT THE INTERNAL REVENUE SERVICE COULD REACH CONCLUSIONS THAT ARE DIFFERENT THAN THOSE STATED HEREIN. SHOULD THIS OCCUR, CERTIFICATE OWNERS WOULD BE NOTIFIED. AT THIS TIME, WE CAN PROVIDE NO ASSURANCES, HOWEVER, THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THESE FOREGOING INTERPRETATIONS OF LAW OR THAT A COURT WOULD AGREE WITH THESE INTERPRETATIONS IF THE INTERNAL REVENUE SERVICE CHALLENGED THEM. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING Income Edge. See “Taxation of the Income Edge” at page[ ] for a discussion of the tax consequences of the Income Edge.

PHL Variable Insurance Company offers the Income Edge through its affiliate, Phoenix Equity Planning Corporation (“PEPCO”), which is the principal underwriter for the certificate. The Income Edge is offered only to Class A shareholders of the XYZ Funds. Prospective purchasers may apply to purchase an Income Edge only through a broker-dealer that has entered into separate selling agreements with XYZ Distributors and with PEPCO in order to offer the Income Edge to shareholders of the XYZ Funds.

PHL Variable Insurance Company

One American Row

PO Box 5056

Hartford, CT 06102-5056

Tel. 800/417-4769

Prospectus dated [month] [XX], 200[ ]

TABLE OF CONTENTS

Heading	Page
Phoenix Guaranteed Income Edge (“Income Edge”)
Summary of the Income Edge
How Income Edge Works
The Income Edge Fees
Incorporation of Certain Documents by Reference
Risk Factors
The Income Edge Certificate
1. Determining Whether An Income Edge Is Right for You
2. Purchasing An Income Edge
Purchasing An Income Edge For Your Individual Retirement Account
3. How Your Income Edge Works
How the Income Edge Relates To Your Account
4. Eligible XYZ Funds
5. Annual Income Edge Fee
6. Withdrawals From Your Account
How to Structure Withdrawals From Your Account
Withdrawals Prior to the Retirement Income Date
Withdrawals On or After the Retirement Income Date
The Importance of Managing Your Withdrawals
The Importance of Considering When to Start Making Withdrawals
7. Retirement Income Base
8. Automatic Annual Step-Up
9. Retirement Income Amount
Calculation of Retirement Income Amount
Your Retirement Income Amount Can Decrease
Your Retirement Income Amount Can Increase
10. Payment of Income Edge Benefits
11. Using Your Account as Collateral for a Loan
12. Divorce of Joint Spousal Owners of an Income Edge
Divorce Occurring Before Account Value Is Reduced to $0
Divorce Occurring On or After the Account Value is Reduced to $0
13. Termination of the Income Edge
Certificate Owner Termination
Automatic Termination
The Company’s Termination of Your Income Edge
Miscellaneous Provisions
Periodic Communications to Income Edge Owners
Amendments to an Income Edge Certificate
Assignment
Taxation of the Income Edge
Definitions
Appendix A: Lifetime Payment Option

Phoenix Guaranteed Income Edge (“Income Edge”)

Certain terms used in this prospectus have specific and important meanings. You will find in the back of this prospectus a listing of terms and the page on which the meaning of each term is explained.

“Income Edge” or “Income Edge certificate” means the Phoenix Guaranteed Income Edge certificate described in this prospectus. The group contract is issued to XYZ Distributors, a wholesale broker-dealer that distributes shares of XYZ Funds, and the Income Edge certificates are issued to Class A shareholders of eligible XYZ Funds who elect to purchase the Income Edge.

“We”, “us” or “Company” means PHL Variable Insurance Company. “You” or “yours” means the owner (or, if applicable, the joint spousal owners) of an Income Edge certificate described in this prospectus.

It is important that you read this entire prospectus carefully for you to understand how the Income Edge works and your rights and obligations under the Income Edge. Because you are required to invest in Class A shares of one of the XYZ Funds in order to purchase and maintain the Income Edge, it is also important that you understand the investment objectives, strategies, risks, and fees and expenses of the XYZ Funds to decide whether investing in one of these funds is right for you. The prospectus for the XYZ Funds (File No. 333-[            ]) contains this and other information and should be read carefully before investing. You may request a prospectus for the XYZ Funds by calling [            ]. If you have any questions about XYZ Funds or about the Income Edge, please consult your financial advisor.

Summary of the Income Edge

The following is a summary of the Income Edge. You should read the entire prospectus.

The Phoenix Guaranteed Income Edge (“Income Edge”) is an insurance certificate offered to Class A shareholders of the XYZ Funds. There are [            ] XYZ Funds eligible for use with the Income Edge. In order to purchase an Income Edge, you must be invested in Class A shares of one of the eligible XYZ Funds. If you purchase an Income Edge, your shares of the applicable XYZ Fund become the basis for the guarantee provided by your certificate, and the shares are referred to in this prospectus and in your certificate as your “Account.” “Account” does not mean the mutual fund account you have with XYZ Funds, which may contain shares of more than one fund. You may have only one Income Edge per mutual fund account. The Income Edge is designed for Class A shareholders of the XYZ Funds who intend to use their Account value as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes.

Subject to certain conditions, the Income Edge provides lifetime income payments if your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance while you or, if you have purchased the Spousal Income Guarantee, you and your spouse, are living. There is a quarterly fee for the Income Edge. The limitations on the amount and timing of withdrawals are discussed below. There is a $25,000 minimum initial investment or Account value required to purchase the Income Edge.

How Income Edge Works

You can apply to purchase an Income Edge when you first invest in Class A shares of one of the eligible XYZ Funds or at any time thereafter. To be covered by the Income Edge, the assets in your Account must be “covered assets,” meaning that they must be invested in Class A shares of one of the five XYZ Funds.

Subject to certain conditions, the Income Edge allows you to withdraw your “Retirement Income Amount” each calendar year after the Retirement Income Date, generally your 65th birthday (a “withdrawal” is a redemption of XYZ Fund shares, which reduces your Account value), lock in a higher “Retirement Income Base” through the Automatic Annual Step-Up if your Account value increases, and receive your Retirement Income Amount each year for life (or, if you have purchased the Spousal Income Guarantee, your and your spouse’s life) if your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance.

•

The Retirement Income Amount is the maximum amount that you can withdraw each calendar year following the Retirement Income Date without reducing your Retirement Income Base. Subject to certificate provisions, the Retirement Income Amount is equal to 5% of your Retirement Income Base. See Retirement Income Amount at p. [ ] for more information.

•	The Retirement Income Base is the amount we use to calculate your Income Edge fee and your Retirement Income Amount. See Retirement Income Base at p. [ ] for more information.

The “Certificate Effective Date” is the effective date of your Income Edge certificate. If your Certificate Effective Date is within ten (10) business days of your initial investment in Class A shares of an XYZ Fund, the amount of your Retirement Income Base is equal to your initial net investment, which means your initial investment less any applicable sales charges. If your Certificate Effective Date is more than ten (10) business days following your initial investment, the amount of your Retirement Income Base is equal to your Account value on the Certificate Effective Date. You can purchase Income Edge if you have purchased shares of an XYZ Fund in connection with a tax-qualified retirement plan (currently the only eligible plan is an Individual Retirement Account (“IRA”)). This type of Income Edge is referred to as a “Qualified Income Edge.” Any other Income Edge is referred to as a “Non-Qualified Income Edge.” You may purchase an Individual Income Guarantee or a Spousal Income Guarantee.

The Retirement Income Base may increase at the time you purchase additional XYZ Fund shares or as a result of the Automatic Annual Step-Up. (In this prospectus, we refer to the purchase of additional XYZ Fund shares as making “additional investments” to your Account.) Under the Automatic Annual Step-Up (this feature is called “Annual Optional Increase Rider” in your certificate), we will automatically increase the Retirement Income Base on each certificate anniversary to an amount equal to 100% of the Account value on that certificate anniversary (if your Account value is higher than your Retirement Income Base). Thirty (30) days prior to a certificate anniversary, you will be notified of a potential Automatic Annual Step-Up and given the option to opt out of the step-up. Any reset to the Retirement Income Base will be subject to the Income Edge fee in effect at that time.

The Income Edge has no cash value. Rather, you own and maintain control of the assets in your Account.

You may take withdrawals by redeeming XYZ Fund shares in your Account at any time and in any amount. However, your Retirement Income Base will be reduced proportionately by any withdrawals taken before the Retirement Income Date and cumulative withdrawals taken in excess of the Retirement Income Amount during any calendar year on or after the Retirement Income Date. Reductions in your Retirement Income Base will, in turn, reduce the potential benefit of your Income Edge certificate.

To obtain the maximum potential benefit from your Income Edge, you should consider waiting until the Retirement Income Date to begin taking withdrawals and thereafter limit your withdrawals to the Retirement Income Amount during any calendar year.

Withdrawals from an Account that is part of an eligible retirement account may be subject to Federal tax consequences and, if you are under the age of 59 1/2, withdrawals may also be subject to a 10% penalty tax. You should consult a tax advisor before taking a withdrawal from your retirement account.

In the event that your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance, we will pay your Retirement Income Amount each calendar year until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die.

Example:

A basic illustration of how the Income Edge works is provided below. More detailed examples are provided throughout this prospectus. The illustration assumes that you apply to purchase an Income Edge the same time you purchase Class A shares of an eligible XYZ Fund. You are 55 years old. You indicate that you will be the sole owner of the Account. Your Retirement Income Base will equal your initial net investment. Your initial net investment is $500,000 (based on an investment of $526,315.79 minus an assumed front-end sales load of 5% ($26,315.79)), so your Retirement Income Base will equal $500,000. You do not make additional investments after the Certificate Effective Date.

You wait ten years until you reach your Retirement Income Date, which is your 65th birthday (and which falls on January 1), before you begin to take withdrawals from your Account. Your Account appreciates over this ten-year period, but because you do not make any additional investments and you elect to opt-out of every Automatic Annual Step-Up, your Retirement Income Base remains at $500,000. You begin taking annual systematic withdrawals from your Account in the amount of $25,000, your Retirement Income Amount.

You continue to take annual withdrawals from your Account of $25,000 each year until you are 85 years old, by which time you have completely liquidated your Account due to the combined impact of these withdrawals and negative investment performance. Although your Account value has been reduced to $0, your annual income payments of $25,000 continue because we begin paying you lifetime income payments equal to your Retirement Income Amount. These payments continue until your death, which, for purposes of this illustration, is assumed to be at age 95.

The sample illustration above uses age 55 as the age at purchase. You should note that a younger Income Edge purchaser (i.e., one who is under the age of 65) will pay more in Income Edge Fees over the lifetime of the certificate for the same potential benefits received by an older Income Edge purchaser.

The Income Edge Fees

An annual fee for the Income Edge is payable on a quarterly basis in advance. Although Income Edge fees are withdrawn from your Account, they will not reduce your Retirement Income Base. The Income Edge fees are separate from and in addition to the fees and expenses of the applicable XYZ Fund, such as sales charges, Class A service fees, management fees, and operating expenses, which are described in the XYZ Funds’ prospectus. The XYZ Fund fees and expenses are incurred by all shareholders, regardless of whether or not the Income Edge is purchased, and do not reduce your Retirement Income Base (although the sales charge is deducted from your initial investment and each additional investment you make before we apply the investment to the calculation of your Retirement Income Base).

There are two versions of the Income Edge available: the Individual Income Guarantee and the Spousal Income Guarantee. The fees vary depending on whether you choose the Individual or the Spousal Income Guarantee version. The fees also vary depending on which XYZ Fund you select with the Income Edge. The Income Edge fee percentages (which are calculated quarterly as a percentage of Retirement Income Base), on an annual basis, are:

Annual Income Edge Fee
XYZ Fund	Individual (Maximum fee of [ ]%)	Spousal (Maximum fee of [ ]%)
Conservative	[ ]%	[ ]%
Moderate – Conservative	[ ]%	[ ]%
Moderate	[ ]%	[ ]%
Moderate – Aggressive	[ ]%	[ ]%
Aggressive	[ ]%	[ ]%

The fee percentage will never be greater than [ ]% of the Retirement Income Base for the Individual Income Guarantee and [ ]% of the Retirement Income Base for the Spousal Income Guarantee.

For a complete description of the Annual Income Edge Fee including potential changes to the fee due to additional investments, the Automatic Annual Step-Up, or a 100% exchange from one eligible XYZ Fund to another eligible XYZ Fund, see “Annual Income Edge Fee” at page [ ].

For the potential tax treatment of the Income Edge fees, please see “Taxation of the Income Edge” at page [            ].

Incorporation of Certain Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that incorporated documents are considered legally part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2007. [To be updated to reflect interim reports available.]

You may request a copy of any documents incorporated by reference in this prospectus and any accompanying prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing to the Company at Investor Relations One American Row P.O. Box 5056 Hartford, CT 06102-5056 or telephoning the Company at 800-490-4258. You may also access the incorporated documents at our website: http://www.phoenixwm.phl.com/public/products/Regform/index.jsp.

The Company electronically files its Annual Report on Form 10-K, as well its Quarterly Reports on Form 10-Q, with the SEC. The SEC maintains a website that contains reports, information statements, and other information regarding issuers that file electronically with the SEC; the address of the website is http://www.sec.gov. The public may also read and copy any material we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Risk Factors

As with any investment, there are certain risks associated with Income Edge that could affect the benefits you may ultimately receive under the guarantee. Following is a discussion of some of these risks.

Income Edge Benefit Risks

The Income Edge is designed to protect you from outliving the assets in your Account. Income Edge does not provide any cash value.

Because the asset allocation strategies underlying the eligible XYZ Funds are designed to provide steady returns that limit both upside and downside potential, and because we place limits on the amounts you may withdraw from your Account under Income Edge, there is a low probability that your Account value will be reduced to $0 while you are still alive and that we will therefore be required to make any lifetime payments to you under your Income Edge.

Moreover, based on historical market returns, if you stay invested in the markets for a long period of time, then the likelihood of your Account value being reduced to $0 solely because of investment performance may diminish. Of course, past performance is no guarantee of future performance and historical trends may not continue. You should take into consideration the amount of time you expect to hold Class A shares of an eligible XYZ Fund when deciding if the Income Edge is appropriate for you.

By minimizing our payout risk, the asset allocation strategies of the eligible XYZ Funds may also limit the potential for your Account value to appreciate. You may earn a higher rate of return with another type of investment not eligible for coverage under the Income Edge. Moreover, if you invest in an eligible XYZ Fund but later make withdrawals to purchase another investment not eligible for use with the Income Edge, those withdrawals may reduce or even eliminate the Retirement Income Base and Retirement Income Amount. In addition, such withdrawals may have tax consequences.

It is possible that the total amount of lifetime income payments you receive, if any, may not exceed the total Income Edge fees you have paid. On or after the Retirement Income Date, the longer you wait to start making withdrawals from your Account, the less likely you will benefit from your Income Edge because of decreasing life expectancy. You also may be paying for a benefit you are not using. However, you should also consider that the longer you wait to begin making withdrawals, the more opportunities you will have for your Account value to increase and for you to therefore lock in a higher Retirement Income Base through the

Automatic Annual Step-Up. You should, of course, carefully consider when to begin making withdrawals, but there is a risk that you will not begin making withdrawals at the most financially beneficial time for you.

If your Account value decreases to $0 prior to the Retirement Income Date due to investment performance, we are not required to begin making lifetime payments (if any) to you until one month after your Retirement Income Date.

If you (or, if you have purchased the Spousal Income Guarantee, both you and your surviving spouse) die before the Retirement Income Date, your Income Edge will terminate without any value even if your Account value decreased to $0 prior to your death. If you terminate the Income Edge or die before your Account value is reduced to $0, neither you nor your estate will receive any payments from us under your Income Edge.

Tax Treatment of Income Edge

The Income Edge is novel and innovative. To date, the tax consequences of the Income Edge have not been addressed in any published authorities. We intend to treat your Income Edge as an annuity contract in reporting taxable income attributable to the Income Edge to you and to the Internal Revenue Service. Assuming the Income Edge is correctly treated as an annuity contract for tax purposes, any Income Edge payments made to you after your Account value has been reduced to $0 will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities. We believe that, in general, the tax treatment of transactions involving your Account value more likely than not will be the same as it would be in the absence of the Income Edge. WE HAVE ASKED THE INTERNAL REVENUE SERVICE FOR FORMAL GUIDANCE ON THESE ISSUES AS THEY RELATE SPECIFICALLY TO THE Income Edge; TO DATE, NO CONCLUSIONS HAVE BEEN REACHED ON THESE ISSUES. IT IS POSSIBLE THAT THE INTERNAL REVENUE SERVICE COULD REACH CONCLUSIONS THAT ARE DIFFERENT THAN THOSE STATED IN THIS PROSPECTUS. SHOULD THIS OCCUR, CERTIFICATE OWNERS WOULD BE NOTIFIED. AT THIS TIME, WE CAN PROVIDE NO ASSURANCES, THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THESE INTERPRETATIONS OF LAW OR THAT A COURT WOULD AGREE WITH THESE INTERPRETATIONS IF THE INTERNAL REVENUE SERVICE CHALLENGED THEM. YOU SHOULD CONSULT A TAX ADVISOR BEFORE PURCHASING YOUR Income Edge.

We believe that withdrawals taken from your IRA account to pay Income Edge fees will be treated as investment expenses and therefore would not be subject to tax. However, the IRS could take a different view and determine that such withdrawals are distributions from the IRA account and therefore subject to tax as well as any applicable tax penalty.

See “Taxation of the Income Edge” at page [ ] for a discussion of the tax consequences.

Income Edge Fees

There is a risk that the Income Edge fee percentage that will be applied to your Retirement Income Base may increase due to additional investments to your Account, an Automatic Annual Step-Up, or a 100% exchange to another eligible XYZ Fund. You should carefully consider the possibility of an increased Income Edge fee before you purchase an Income Edge, make additional investments, determine not to opt out of the Automatic Annual Step-Up, and/or make a 100% exchange. See description on page [x] regarding how the Income Edge fee is calculated and processed. Income Edge fees will not be refunded once paid.

Termination of Income Edge

In order for us to be able to provide the Income Edge for a reasonable fee, we need to be able to hedge against certain investment risks posed by the XYZ Funds. Otherwise, the risks would be too high for us to be able to make the Income Edge available to you. Based on the current asset allocation methodologies used to construct the XYZ Funds, all five XYZ Funds are eligible to be used in conjunction with the Income Edge. However, as discussed below, we reserve the right to change the eligibility status of each XYZ Fund.

The XYZ Funds are not affiliated with PHL Variable Insurance Company and we do not have the authority to exercise any control over their management. We will periodically review any material changes to the investment objectives, strategies, or restrictions of the XYZ Funds, including changes in target asset allocations and/or underlying funds in which the XYZ Funds invest (the XYZ Funds are “funds of funds”), to determine if such changes are consistent with our hedging parameters. If we determine that any of the foregoing changes regarding the XYZ Funds have materially adversely impacted our ability to hedge against the risks posed by an XYZ Fund, the Fund would no longer be considered eligible for the Income Edge. If this were to occur, the Income Edge would no longer be available for purchase with that particular XYZ Fund. For existing certificate owners, we will send you a notification that your Income Edge will terminate unless you invest your Account value in another eligible XYZ Fund. If you fail to exchange all of the shares in your Account for shares of another eligible XYZ Fund within five (5) business days from the date of the notification, your Income Edge will terminate. In the unlikely event that we were to determine that the asset allocation strategies of all five XYZ Funds have materially changed so that we are unable to hedge against the risks posed by the change, we would terminate all Income Edge certificates.

If you are invested in an XYZ Fund that we determine is no longer eligible for the Income Edge and you want to keep your Income Edge, you would have to exchange to another XYZ Fund at a time when it may not be advantageous to do so or the only eligible XYZ Funds do not match your risk tolerance level, investment objective and time horizon. Such an exchange may be a taxable event. You should consult with your financial and/tax advisor before making a decision on how to proceed.

Income Edge will automatically terminate if you exchange all of the shares in your Account for another investment that is not eligible for Income Edge. If your Income Edge terminates for any reason, you must wait ninety (90) days before purchasing another Income Edge.

Increases in Your Retirement Income Base

Your Retirement Income Base does not automatically increase when your Account value increases. It may only increase if you make additional investments to your Account or if the Automatic Annual Step-Up occurs on a certificate anniversary date. Because the Automatic Annual Step-Up can only occur on one day each year – the certificate anniversary date – your Retirement Income Base will not increase if it is higher than your Account value on that date, even if your Retirement Income Base was lower than your Account value at other times throughout the preceding year. Therefore, there is a risk that your Retirement Income Base will not increase while you own your Income Edge.

Decreases in Your Retirement Income Base and Retirement Income Amount

If you make any withdrawals from your Account before your Retirement Income Date, or you make cumulative withdrawals in any calendar year on or after your Retirement Income Date that exceed your Retirement Income Amount, the amount of lifetime income payments that you could receive under your

Income Edge, if any, may be reduced. Accordingly, withdrawals must be carefully managed to avoid decreasing the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interests. However, due to the long-term nature of the Income Edge, there is a risk that you may need funds prior to your Retirement Income Date, or that exceed your annual Retirement Income Amount on or after your Retirement Income Date, and that if you do not have sources of income other than your Account available, you may need to make withdrawals from your Account that will reduce the amount of any lifetime income benefit payments you may receive under your Income Edge.

You should understand that if on or after the Retirement Income Date you do not withdraw the entire Retirement Income Amount in any calendar year, the amount not withdrawn does not increase your Retirement Income Amount in the following calendar year.

You should also be aware that any sale of shares in your Account for any reason other than to pay the fees for the Income Edge, as a 100% exchange to another eligible XYZ Fund, any IRA fees, or in the amount of reinvested capital gains and dividend distributions during that year, will be treated as a withdrawal from your Account under the terms of the Income Edge, which may decrease the amount of your Retirement Income Base and Retirement Income Amount. The Income Edge fee is the fee that we charge you for the benefits under the Income Edge certificate. The fees and expenses of the XYZ Funds are separate from the fees for the Income Edge and are included in the share price of the funds and reflected in your Account value. These fees and expenses are incurred by all shareholders of the XYZ Funds, regardless of whether or not the Income Edge is purchased.

If you take any withdrawals from your Account before the Retirement Income Date or withdraw an amount from your Account in excess of the Retirement Income Amount in any calendar year on or after the Retirement Income Date (“excess withdrawals”), you will reduce your Retirement Income Base in the same proportion as you have reduced your Account value by the excess withdrawals. Your guarantee does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value. Moreover, the extent to which your Retirement Income Base may decrease may be affected by other factors, such as taking one or more excess withdrawals in a calendar year. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call us at 1-800-______for information about your Retirement Income Base.

Spousal Income Guarantee Risks

There is a risk that if spouses purchase a Spousal Income Guarantee and subsequently determine to obtain a divorce, such divorce could result in a loss of part or all of the income protection provided to each spouse by the Income Edge prior to the divorce.

Financial Strength of PHL Variable Insurance Company and Counterparty Risk

The assets at PHL Variable Insurance Company supporting the Income Edge are held in a segregated account for the exclusive benefit of Income Edge certificate owners and are insulated from the claims of the Company’s third party creditors. However, if the assets in the segregated account are insufficient to provide for any lifetime income payments, these payments will be paid from our general account and, therefore, will be subject to our claims paying ability.

Currently, the financial strength of PHL Variable Insurance Company is rated by four nationally recognized statistical rating organizations (“NRSRO”), ranging from excellent and strong to good and strong. The ratings for PHL Variable Insurance Company reflect the NRSROs’ opinions that PHL Variable Insurance Company has either an excellent and strong ability to meet its ongoing obligations, or a good and strong ability to meet its ongoing obligations. A good and strong rating means that PHL Variable Insurance Company may be more vulnerable than higher rated companies to encounter adverse business conditions which may impair its ability to meet its ongoing obligations. The NRSRO ratings are not specific to the Income Edge certificate and your lifetime income payments, if any. You may obtain information on our financial condition by reviewing Form 10-K, the Annual Report pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2007, which is incorporated by reference into this prospectus. See Incorporation of Certain Documents by Reference, page [    ].

The Income Edge is available only with eligible XYZ Funds. PHL Variable Insurance Company is not affiliated with XYZ Life Insurance Company or XYZ Funds. We have no control over the management of the XYZ Funds nor do we control whether the XYZ Funds will continue to be made available for the Income Edge.

Protections Provided by the Federal Securities Laws

The Income Edge certificates are the subject of a registration statement filed with the SEC in accordance with the Securities Act of 1933 and the offering of the Income Edge certificates must be conducted in accordance with the requirements of this Act. We are also currently subject to applicable periodic reporting and other requirements imposed by the 1934 Act. However, although there is no direct guidance on this issue, we intend to treat Income Edge lifetime payments we will pay you if withdrawals from your Account (made in accordance with your certificate) and/or investment performance reduce your Account value to $0, as paid under a fixed annuity contract that is separate from the Income Edge and that is not registered in accordance with, and therefore would not be governed by, the federal securities laws.

The Income Edge Certificate

1.	Determining Whether An Income Edge Is Right for You

The Income Edge is a contingent deferred annuity. It is “contingent” because lifetime payments under the certificate are contingent on certain events taking place and may never occur. It is “deferred” because you may not begin receiving lifetime payments, if any, until a later date.

The Income Edge is designed for investors who plan to use their Account value as the basis for a withdrawal program to provide income payments for retirement or other long-term purposes. The Income Edge provides insurance protection relating to your Account by ensuring that, regardless of how the XYZ Fund shares in your Account actually perform or their value when you begin your withdrawal program from your Account, you will receive predictable lifetime income payments for as long as you live, subject to certain conditions. You should take into consideration the amount of time you expect to hold Class A shares of an XYZ Fund before deciding if the Income Edge is appropriate for you.

It is important to understand that the Income Edge does not protect the actual value of the shares in your Account. For example, if your Account value is $500,000 as of your Certificate Effective Date, and your Account value has dropped to $400,000 on the Retirement Income Date, we are not required to add $100,000 to your Account. Rather, the Income Edge provides that when you have reached the Retirement Income Date (which we assume is January 1 for purposes of this example), you may begin withdrawing guaranteed lifetime annual income payments of $25,000 (5% of $500,000), rather than $20,000 (5% of $400,000) annually from your Account, and if these withdrawals decrease your Account value to $0 then we are required in accordance with the terms of the Income Edge to pay you annual income payments equal to your Retirement Income Amount for the rest of your life.

It is also important to understand that even after you have reached the Retirement Income Date and start taking withdrawals from your Account, those withdrawals are made first from your Account value by redeeming the XYZ Fund shares in your Account. We are required to start using our own money to make lifetime income payments to you only when and if your Account value is reduced to $0 because of withdrawals (if made in accordance with your certificate) and/or investment performance. We limit our risk under the Income Edge in this regard by limiting the amount you may withdraw each year from your Account (without reducing your Retirement Income Base) to your current Retirement Income Amount. If your investment return on your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to or greater than the Retirement Income Amount, then your Account value will never be reduced to $0 and payments under your Income Edge will never begin.

There are many variables, however, other than average annual total return of your Account that will determine whether the shares in your Account without the Income Edge would have generated enough gain over time to sustain annual withdrawals equal to your Retirement Income Amount that you would have received if you had purchased the Income Edge. Your Account value may have declined over time before the Retirement Income Date, which means that shares in your Account would have to experience an even greater return after the Retirement Income Date to make up for the investment losses before that date. Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of investment returns.

Of course, even if your Account investments (assuming no Income Edge certificate is purchased) do not generate sufficient gains after the date you begin to take income withdrawals to support systematic or periodic withdrawals equal to the Retirement Income Amount you would have received with the Income Edge and your actual Account value declines over time, your Account value may not be fully reduced to $0 for a number of years. If you (or if you have purchased the Spousal Income Guarantee, you and your spouse) die before your Account value is reduced to $0, the strategy of liquidating your retirement assets through a program of systematic withdrawals without the protection provided by the Income Edge will have proved to be an effective one. However, studies indicate that life spans are generally continuing to increase, and therefore, while everyone wants to live a long life, funding retirement through systematic withdrawals presents the risk of outliving those withdrawals. The Income Edge is designed to protect you against the risk of living too long, commonly known as “longevity risk.”

2.	Purchasing An Income Edge

You can purchase an Income Edge when you first invest in one of the eligible XYZ Funds or at any time thereafter but prior to age 85 (or, if applicable, each spouse is below age 85). There is a $25,000 minimum initial investment or Account value required to purchase the Income Edge. You may apply to purchase an Income Edge through the same broker-dealer that sold you the XYZ Funds by completing an enrollment form. An enrollment form for the Income Edge in connection with an Account that is over $5 million is subject to additional review by us before we issue a certificate. We may determine not to issue an Income Edge for any reason, at our sole discretion. If your enrollment form is accepted by us at our home office, we will issue an Income Edge certificate to you describing your rights and obligations. The Income Edge certificate is in the form of an individual certificate provided under a group annuity contract issued by PHL Variable Insurance Company to XYZ Distributors, a wholesale broker-dealer that distributes shares of the XYZ Funds through other broker-dealers with which it has selling agreements.

There are two versions of the Income Edge: the Individual Income Guarantee and the Spousal Income Guarantee. When you apply to purchase an Income Edge, you must indicate whether you want the Individual Income Guarantee or the Spousal Income Guarantee.

–

The Individual Income Guarantee provides lifetime income payments to you if your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance before you die. If you elect the Individual Income Guarantee, there can be only one owner of the Income Edge and that owner must be a natural person. For purposes of the Individual Income Guarantee, the Retirement Income Date is the later of your Certificate Effective Date or your 65th birthday.

–	The Spousal Income Guarantee provides lifetime income payments for both you and your spouse if your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance before both you and your spouse die.

If you elect the Spousal Income Guarantee, joint ownership of the Income Edge is required by legally married spouses as recognized under Federal tax law. The age of the younger spouse is used to determine when and if lifetime income payments will be paid under the Income Edge. Accordingly, the Retirement Income Date is the later of the Certificate Effective Date or the date of the younger spouse’s 65th birthday. For example, if on the Certificate Effective Date, one spouse is age 40, while the other spouse is age 60, the Retirement Income Date would be approximately twenty-five years from the Certificate Effective Date or the youngest spouse’s 65th birthday. In the event that the younger spouse dies before his or her 65th birthday, then the Retirement Income Date will be the older spouse’s 65th  birthday. If the older spouse has already reached his or her 65th birthday, then the date of the younger spouse’s death will be set as the Retirement Income Date.

The owner(s) of the Income Edge must also be the owner(s) of the Account.

Purchasing An Income Edge For Your Individual Retirement Account

You may purchase the Income Edge for your IRA.

Income Edge is not available for tax qualified plans other than IRAs. If the Income Edge certificate is purchased in connection with an IRA, you must designate the beneficial owner of the IRA as the measuring life for purposes of determining Income Edge benefits.

IRA accounts will be subject to required minimum distribution (“RMD”) rules, which will include all underlying investments in your IRA(s), including your Account and the actuarial present value of the guarantee provided by the Qualified Income Edge . For purposes of Income Edge, you may take withdrawals from your Account to meet the RMD amount attributable to your Account. If the RMD amount attributable to your Account exceeds the Retirement Income Amount, it will be deemed to be within certificate withdrawal limitations and you may take the withdrawal without reducing your Retirement Income Base.

However, if you take more than the RMD amount attributable to your Account in any calendar year, we will reduce your Retirement Income Base proportionally based on the excess amount withdrawn.

3.	How Your Income Edge Works

When you purchase an Income Edge, we establish a Retirement Income Base for you. If your Certificate Effective Date is within ten (10) business days of the date of your initial investment, the amount of your Retirement Income Base is equal to your initial net investment, which means your initial investment less any applicable sales charges. If your Certificate Effective Date is more than ten (10) business days after the date of your initial investment, the amount of your Retirement Income Base is equal to your Account value on the Certificate Effective Date. The Retirement Income Base may increase as the result of an Automatic Annual Step-Up, which would be effective as of a certificate anniversary date, or each time you make additional investments to your Account. See “Increases in Retirement Income Base” at page [ ].

On and after your Retirement Income Date, you may withdraw from your Account any amount up to your Retirement Income Amount each calendar year for life without reducing your Retirement Income Base and regardless of market performance. Of course, you may always make withdrawals from your Account before your Retirement Income Date, or in excess of your annual Retirement Income Amount on or after the Retirement Income Date, but these withdrawals will reduce your Retirement Income Base and your Retirement Income Amount. See “How To Structure Withdrawals From Your Account” at page [ ].

In the event that your Account value is reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance, we will pay the annual Retirement Income Amount until you (or, if you have purchased the Spousal Income Guarantee, you and your spouse) die. Under no circumstance would the payment continue to your heir or estate.

How the Income Edge Relates To Your Account

Income Edge fees are taken as withdrawals from your Account and will reduce your Account value, but will not reduce your Retirement Income Base.

Your Income Edge may be affected by changes you make in your XYZ Fund investments. If you exchange 100% of your eligible XYZ Fund shares for shares of another eligible XYZ Fund, your Income Edge will continue to be in effect with the same Retirement Income Base, but the then-current Income Edge fees applicable to that new XYZ Fund will apply. If you exchange only part of your XYZ Fund shares for another XYZ Fund or for any other investment, this will be considered a withdrawal from your Account. Your Income Edge will remain in effect for the amount still invested in the Account, but the Retirement Income Base will be reduced if you made the withdrawal before the Retirement Income Date or if all or part of the withdrawal (combined with all other withdrawals made during that calendar year) exceeds your Retirement Income Amount. If you exchange 100% of your shares in the XYZ Fund for an ineligible investment (even if you use part of the exchanged amount to purchase another eligible XYZ Fund), Income Edge will terminate and you will receive no benefit and no refund of Income Edge fees that were paid in advance.

Before selling any shares from your Account, you should carefully consider the impact of that sale on your Income Edge benefit.

4.	Eligible XYZ Funds

The XYZ Funds are funds of funds that invest in certain individual XYZ Funds, called “underlying funds.” An asset allocation process is used to determine the XYZ Funds’ investment mix in the underlying funds. Currently, Class A shares of the following eligible XYZ Funds (and their corresponding investment objectives) are available with the Income Edge:

1)	XYZ Conservative Fund ([ ]);

2)	XYZ Moderate-Conservative Fund ([ ]);

3)	XYZ Moderate Fund ([ ]);

4)	XYZ Moderate-Aggressive Fund ([ ]); and

5)	XYZ Aggressive Fund ([ ]).

There are certain fees and expenses associated with the XYZ Funds that are separate from and in addition to the annual Income Edge fee described in this prospectus, such as sales charges, Class A service fees, management fees, and operating expenses. In addition, because the XYZ Funds invest in underlying funds, they also indirectly bear a portion of the net operating expenses of those underlying funds. These fees and expenses are described in the XYZ Funds’ prospectus.

The XYZ Fund fees and expenses are incurred by all shareholders, regardless of whether or not the Income Edge is purchased, and do not reduce your Retirement Income Base (although the sales charge is deducted from your initial investment and each additional investment you make before we apply the investment to the calculation of your Retirement Income Base). However, these fees and expenses (other than sales charges) are deducted from Fund assets, which makes it less likely that your Account value will be higher than your Retirement Income Base on any certificate anniversary and therefore less likely that you will receive an Annual Automatic Step-Up.

Please note that although we issue the certificate, we are not the investment adviser to the XYZ Funds and we do not provide investment advice to you in connection with the certificate or your investment in any XYZ Fund. XYZ Advisors serves as the investment adviser to the XYZ Funds.

Before purchasing a Certificate, please read the XYZ Funds prospectus for a complete description of the XYZ Funds and the underlying funds in which they invest. If you have any questions about the XYZ Funds, please consult your financial advisor.

5.	Annual Income Edge Fee

The Income Edge fee is a percentage of your Retirement Income Base and will be deducted from your Account each calendar quarter. You must authorize the quarterly redemption of shares of the particular XYZ Fund in which you are invested to pay the fee due on your Income Edge. The redemption of shares from your Account to pay the Income Edge fee will not be treated as a withdrawal for purposes of determining your Retirement Income Base. The Income Edge fee is paid quarterly in advance and we will not refund any portion of pre-paid Income Edge fees to you if your certificate is terminated for any reason.

[Your enrollment form for Income Edge will include instructions to the XYZ Funds administrator to establish systematic withdrawals from your XYZ Fund to pay fees due for Income Edge.] The first fee will be calculated as of the Certificate Effective Date and will be pro-rated for the number of days left in that calendar quarter. The initial fee will then be withdrawn from your Account within ten business days of the Certificate Effective Date. On-going fees for your Income Edge will be calculated as of the first business day of the calendar quarter and will be withdrawn from your Account within the first 10 business days of the quarter.

For a Non-Qualified Income Edge, the redemption of shares to pay the Income Edge fee will be treated as a normal distribution and will be taxed in the same manner as any other distribution from the Account. If added to your IRA, Income Edge is considered an asset of the IRA along with your shares of the eligible XYZ Fund. We treat Income Edge fees deducted from your Account by your IRA custodian as an investment expense for Income Edge and therefore, not as a taxable distribution from your IRA. See “Taxation of the Income Edge” at page [ ] for a discussion of the tax consequences of the Income Edge.

The Income Edge fee percentage will vary based on the particular XYZ Fund in which you invest, and may increase if there are any changes to your Retirement Income Base as a result of any additional investments you make to your Account or of any Automatic Annual Step-Up, as described below. In addition, if you exchange 100% of the shares in your Account for shares of another eligible XYZ Fund, the charge for Income Edge may be different and will be based on the then current fee for that XYZ Fund. Finally, the certificate fee percentage for the Spousal Income Guarantee is higher than the certificate fee percentage for the Individual Income Guarantee.

Annual Income Edge Fee
XYZ Fund	Individual (Maximum fee of [ ]%)	Spousal (Maximum fee of [ ]%)
Conservative	[ ]%	[ ]%
Moderate-Conservative	[ ]%	[ ]%
Moderate	[ ]%	[ ]%
Moderate-Aggressive	[ ]%	[ ]%
Aggressive	[ ]%	[ ]%

We reserve the right to change the Income Edge fee percentage to equal the fee in effect at the time of an additional investment or an Automatic Annual Step-up. If you make an additional investment, your Income Edge fee percentage will be calculated as a weighted average fee on the new value of Retirement Income Base, which reflects the additional investment (net of any sales charges). If there is an Automatic Annual Step-up, the new Income Edge fee percentage in effect at that time will apply to your new increased Retirement Income Base in its entirety. The new Income Edge fee for an increased Retirement Income Base may be a higher percentage than your original Income Edge fee percentage. Additionally, the dollar amount of the Income Edge fee will increase because the Retirement Income Base increased. For examples of how additional investments and the Automatic Annual Step-up affect the Income Edge fee percentage, please refer to the two examples set forth immediately below. However, the fee percentage will never be greater than [  ]% of the Retirement Income Base for an Individual Income Guarantee or [  ]% for a Spousal Income Guarantee of the Retirement Income Base, even in the case of IRAs.

Example: Additional Investments

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your Income Edge is 1.25%. Assume further that you make an additional investment (net of any sales charges) of $50,000 and the Income Edge fee percentage applicable to additional investments at the time of the investment is equal to 1.50%. The Retirement Income Base increases to $300,000 as a result of the additional net investment. The weighted average Income Edge fee percentage is equal to the current Income Edge fee percentage multiplied by the Retirement Income Base before the additional net investment (1.25% x $250,000) plus the new Income Edge fee percentage multiplied by the amount the Retirement Income Base increased as a result of the additional net investment (1.50% x $50,000) divided by the new Retirement Income Base ($300,000).The result is 1.29%. The new weighted average fee percentage of 1.29% will be applied at the beginning of the next calendar quarter and thereafter, assuming no other changes.

Example: Automatic Annual Step-up

Assume your Retirement Income Base is equal to $250,000 and the Income Edge fee percentage currently in effect for your certificate is 1.25%. Assume on your first Income Edge certificate anniversary date your Account value is equal to $300,000 and the Income Edge fee percentage then in effect is 1.50%. If there is an Automatic Annual Step-up, your Retirement Income Base will increase to $300,000 and your Income Edge fee percentage will increase to 1.50%. We will use 1.50% to calculate your Income Edge fee at the beginning of the next calendar quarter.

Before making additional investments or deciding not to opt out of the Automatic Annual Step-Up, you should carefully consider how these actions will impact your total Income Edge fee, because the resulting increase in the fee could be significant (although in no case will the fees exceed the maximum fees shown in the table above). You should also be aware that if you intend to purchase the Income Edge in order to be able to add investments or receive any Automatic Annual Step-Ups, you will not be able to determine in advance what the total fee would be after such addition of investment or Automatic Annual Step-Up, because the fee percentage may vary. Before an Automatic Annual Step-up and after you make an additional investment, we will notify you in writing of your new fee percentage. You also may call us toll free at 1-800-________for information about your Income Edge fee percentage.

The Income Edge fees are separate from and in addition to the fees and expenses of the XYZ Fund. See “Eligible XYZ Funds” at page [ ].

6.	Withdrawals From Your Account

Definition of “Withdrawal”:

The term “withdrawal” is an important term for you to understand because withdrawals can impact the amount of your Retirement Income Base and Retirement Income Amount and, therefore, the amount of guaranteed lifetime income payments you may receive in accordance with the terms of your Income Edge. Any sale or exchange of shares of the particular XYZ Fund in your Account is considered a withdrawal for Income Edge purposes, except for a 100% exchange into another eligible XYZ Fund, the redemption of shares from the Account to pay for the Income Edge fee, the redemption of shares for capital gains and dividend distributions that are reinvested in the XYZ Fund and any IRA account fees. Any other withdrawals taken before the Retirement Income Date will decrease your Retirement Income Base, thus causing your Retirement Income Amount on the Retirement Income Date to be lower than it would otherwise be. On or after the Retirement Income Date, if the cumulative amount of withdrawals you make in a calendar year exceeds your Retirement Income Amount, your Retirement Income Base and Retirement Income Amount will be reduced accordingly. In addition, if at any time you withdraw your entire Account value on or after the Retirement Income Date, and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds the greater of your Retirement Income Amount, or, if applicable, the RMD attributable your Account, your Retirement Income Base will be reduced to $0 and your Income Edge will terminate without value. You should carefully monitor your Retirement Income Base at all times as well as the amount of any withdrawals. You may call us at 1-800-_____ for information about your Retirement Income Base. See “Taxation of the Income Edge” at page [ ] for a discussion of the tax consequences of withdrawals.

How to Structure Withdrawals From Your Account

You may make withdrawals from your Account at any time and in any amount you choose. To get the maximum potential benefit from your Income Edge, however, you should wait until your Retirement Income Date to begin taking withdrawals from your Account and thereafter withdraw no more than the Retirement Income Amount or, if a Qualified Income Edge, the RMD attributable to your Account, each calendar year. The Retirement Income Amount represents the maximum amount of funds you may withdraw each calendar year following the Retirement Income Date without reducing the benefit of the Income Edge. Prior to your Retirement Income Date, your Retirement Income Amount is $0. This means that prior to your Retirement Income Date, any withdrawals you make will reduce your Retirement Income Base and therefore your Income Edge benefit. See “Retirement Income Amount” p. [ ] , for more information about how the Retirement Income Amount is calculated.

If, after your Retirement Income Date and the start of a calendar year, your Account value is less than your Retirement Income Amount, you may make a withdrawal for the full Account value and reduce your Account value to $0 and then monthly payments will commence one month following the date your Account value reduces to $0.

At any point in time on or after the Retirement Income Date, you can calculate the maximum amount you have left to withdraw in the current calendar year without reducing your Retirement Income Base by taking your current Retirement Income Amount and subtracting all of the previous withdrawals you have made in the same calendar year. If the resulting number is zero or negative, you have no amount remaining to withdraw without reducing the Retirement Income Base. Before the Retirement Income Date, your Retirement Income Amount is zero, so you may not take any withdrawals before the Retirement Income Date without reducing your Retirement Income Base. If you own a Qualified Income Edge, the maximum amount you have left to withdraw in any calendar year on or after the Retirement Income Date without reducing your Retirement Income Base is equal to the greater of the RMD attributable to your Account or the Retirement Income Amount, less cumulative withdrawals made during the calendar year. The RMD for the portion of your IRA that is attributable to your Account will be calculated as of January 1 following the later of the Certificate Effective Date and the date the owner turns the age 70 1/2. Prior to the date the RMD is first calculated, the RMD is equal to $0. The RMD attributable to your Account will be based on the Account value and the actuarial present value of your Income Edge on the previous December 31st.

Withdrawals Prior to the Retirement Income Date

Prior to the Retirement Income Date, your Retirement Income Amount is $0 and your Retirement Income Base will be reduced by any withdrawal in the same proportion as your Account value (immediately prior to the withdrawal) is reduced by the withdrawal. If you make a withdrawal of your entire Account value, your Retirement Income Base will be reduced to $0 and your Income Edge certificate and the guarantee it provides will terminate.

Example: Withdrawals Prior to the Retirement Income Date

Assume that on the Certificate Effective Date of your Income Edge, you are age 60, your Account value is $500,000, and your Retirement Income Base equals $500,000. Assume further that on your first certificate anniversary date, you make a withdrawal of $25,000 from your Account and your Account value as of the first certificate anniversary is $500,000 prior to the withdrawal. Your Account value is reduced by the amount of the withdrawal. Because you make the withdrawal before your Retirement Income Date, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Your Account value was reduced by 5%, and accordingly, your Retirement Income Base is reduced by 5%, from $500,000 to $475,000.

Now, assume that on the second certificate anniversary date of your Income Edge, you make a withdrawal of $25,000 from your Account.

A – Down-Market Situation. Assume also that your Account value has decreased, based on market conditions, from $475,000 to $450,000 from the first certificate anniversary to the second certificate anniversary. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by more than $25,000 because the withdrawal was taken in a down-market. Your Account value would decrease from $450,000 to $425,000 as a result of the withdrawal. Again, your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $450,000) or 5.56%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $448,590 ($475,000 x 0.0556 = $26,410 and $475,000 – $26,410 = $448,590).

B – Up Market Situation. Assume that your Account value has increased, based on good market conditions, from $475,000 to $525,000 from the first certificate anniversary to the second certificate anniversary. Assume that on the second certificate anniversary date, you make a withdrawal of $25,000 from your

Account. In this situation, the $25,000 withdrawal would reduce the Retirement Income Base by less than $25,000 because the withdrawal was taken in an up-market. Your Account value would decrease to $500,000 as a result of the withdrawal. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value ($25,000 divided by $525,000) or 4.76%. Therefore, your Retirement Income Base as a result of the withdrawal would be reduced from $475,000 to $452,390 ($475,000 x 0.0476 = $22,610 and $475,000 – $22,610 = $452,390).

Assume that on the third certificate anniversary date, your Account value is $425,000. You then make a withdrawal of $425,000 from your Account (the amount of your entire Account value). Your Account value would decrease to $0. Your Retirement Income Base would be reduced in the same proportion that the withdrawal reduced your Account value. Therefore, your Retirement Income Base after the withdrawal would be $0 and your Income Edge would terminate without value.

Withdrawals On or After the Retirement Income Date

On or after your Retirement Income Date, your Retirement Income Base will not be reduced by withdrawals if the cumulative amount of withdrawals in a calendar year is less than or equal to your Retirement Income Amount. If a withdrawal causes the cumulative withdrawals to exceed the Retirement Income Amount in that calendar year, the withdrawal amounts in excess of the Retirement Income Amount, or in the case of a Qualified Income Edge, the greater of the Retirement Income Amount or the RMD attributable to your Account, will be considered “excess withdrawals.” Each excess withdrawal will reduce the Retirement Income Base in the same proportion as the Account value is reduced by the excess withdrawal.

Example:

Assume that the Certificate Effective Date and Retirement Income Date of your Income Edge are on the first business day following January 1. Assume that on the Certificate Effective Date, your Retirement Income Base equals $500,000, and your Retirement Income Amount therefore equals $25,000. Assume that during the first calendar year you make a withdrawal of $25,000 from your Account and that your Account value prior to the withdrawal is $500,000. Your Account value would decrease to $475,000 as a result of the withdrawal, and because your cumulative withdrawals during the calendar year did not exceed your Retirement Income Amount, your Retirement Income Base would remain at $500,000.

Assume that later that calendar year, you withdraw an additional $25,000 from your Account and that your Account value prior to the withdrawal is $475,000. Your Account value would decrease to $450,000 as a result of the second withdrawal. Your cumulative withdrawals for the calendar year are now $50,000, which exceeds your Retirement Income Amount of $25,000. The excess withdrawal of $25,000 reduced your Account value by ($25,000 ·/· $475,000) or 5.26%, and accordingly, your Retirement Income Base is reduced by 5.26%, from $500,000 to $473,700.

Your Retirement Income Base on the first business day following the next January 1 is still equal to $473,700. Therefore, your Retirement Income Amount is recalculated as 5% of $473,700 or $23,685.

If you make a withdrawal of your entire Account value and the cumulative amount of withdrawals you have made in that calendar year (including the current withdrawal) exceeds your Retirement Income Amount (unless due to the RMDs attributable to your Account), your Retirement Income Base is reduced to $0 and your Income Edge will terminate without value.

The Importance of Managing Your Withdrawals

The foregoing discussion of withdrawals illustrates how important it is to carefully manage your withdrawals to avoid adversely impacting the amount of your Retirement Income Base and Retirement Income Amount or causing a termination of your Income Edge that may not be in your best interests. You should carefully consider whether you may need to make withdrawals before the Retirement Income Date or in excess of the annual Retirement Income Amount on or after the Retirement Income Date. If you believe you may have such a need, you should have other sources of liquidity to avoid having to make these types of withdrawals. Your Income Edge does not require us to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving your Account value.

The Importance of Considering When to Start Making Withdrawals

You may start making withdrawals from your Account at any time. However, any withdrawals reduce your Account value. Additionally, as discussed above, withdrawals from your Account may reduce your Retirement Income Base and correspondingly, your Retirement Income Amount. As discussed, you should wait until on or after the Retirement Income Date to begin making withdrawals. However, you should understand that the longer you wait after such date to start making withdrawals from your Account, the less likely you will be to benefit from your Income Edge because of decreasing life expectancy. On the other hand, the longer you wait to begin making withdrawals from your Account, the more opportunities you will have for your Account value to increase and for you to therefore lock in a higher Retirement Income Base through the Automatic Annual Step-Up. You should carefully consider when to begin making withdrawals from your Account.

You can set up systematic withdrawals to be taken automatically from your Account on a periodic basis that you determine and communicate with the administrator of the XYZ Funds or you can take withdrawals at any time by submitting instructions to the administrator. We will receive information periodically from the administrator for the XYZ Funds concerning your Account value and transactions processed in your Account. We will track your Account value and transactions in your Account to calculate the amount of your Retirement Income Base and Retirement Income Amount, if any, on an ongoing basis. If your Account value reaches $0 due to withdrawals (if made in accordance with your certificate) and/or investment performance, your Account will be closed and we will begin to make lifetime payments to you.

7.	Retirement Income Base

If your Certificate Effective Date is within ten (10) business days of your initial investment in Class A shares of an XYZ Fund, your Retirement Income Base is equal to your initial net investment, which means your initial investment less any applicable sales charges. If your Certificate Effective Date is more than ten (10) business days following your initial investment, your Retirement Income Base is equal to your Account value on the Certificate Effective Date. Your “Account value” on any date is the aggregate value of the shares in your Account as determined from time to time in accordance with applicable law by the fund administrator.

Example: New Account

Assume you open your Account with an initial net investment of $500,000, purchase an Income Edge, and your Certificate Effective Date is today. Your Retirement Income Base is $500,000 on the Certificate Effective Date.

Example: Existing Account

Assume instead that you opened your Account five years ago with an initial net investment of $500,000. Assume further that you applied to purchase an Income Edge one week ago and the Certificate Effective Date is today. Your Account value is $600,000 on the Certificate Effective Date. Your Retirement Income Base is equal to $600,000, or the Account value on the Certificate Effective Date.

When you make additional investments (net of any sales charges) to your Account, the Retirement Income Base may increase by an amount equal to the greater of:

a)	$0 or
b)	the cumulative additional net investments made after the Certificate Effective Date (including the current net investment) less cumulative withdrawals, excluding withdrawals taken for Income Edge fees, that have not reduced the Retirement Income Base less cumulative increases in the Retirement Income Base due to prior additional net investments, excluding the current net investment.

If you make an additional net investment on or after the Retirement Income Date and the Retirement Income Base increases as a result, your Retirement Income Amount will increase by a proportionate amount based on the number of days remaining until the following January 1. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount the Retirement Income Base increased (as a result of the additional net investment) multiplied by the number of days until the following January 1 and divided by 365. As of the following January 1, you will have access to the full Retirement Income Amount.

Example: Additional Investments (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the Certificate Effective Date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Investment

You make an additional investment (net of any sales charges) of $50,000 on 01/02/2009.

The RIB increases as a result of the additional net investment. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Net Investments: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Net Investments: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/02/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/02/2009: 5% x $1,050,000 = $52,500

Additional Investment

You make an additional investment (net of any sales charges) of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).

The RIB increases as a result of the additional net investment. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Net Investments: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $0

(F) Cumulative Increases to RIB as a result of prior Additional Net Investments: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $0 – $50,0000 = $60,000

Retirement Income Base on 10/29/2009: $1,050,000 + $60,000 = $1,110,000

Retirement Income Amount Increase: 5% x $60,000 x 65 / 365 = $534

Retirement Income Amount on 10/29/2009: $52,500 + $534 = $53,034

Example: Additional Investments and Withdrawals (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the Certificate Effective Date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Investment

You make an additional investment (net of any sales charges) of $50,000 on 01/02/2009.

The RIB increases as a result of the additional net investment. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Net Investments: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Net Investments: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/02/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/02/2009: 5% x $1,050,000 = $52,500

Withdrawal

You make a withdrawal of $25,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Additional Investment

You make an additional investment (net of any sales charges) of $60,000 on 10/29/2009. This date is 65 days prior to 01/02/2010 (or the first business day following the next January 1).

The RIB increases as a result of the additional net investment, but not by the full amount of the additional net investment because there was a withdrawal. The RIA increases by a proportionate amount based on the number of days remaining until the first business day following the next January 1.

(D) Cumulative Additional Net Investments: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $25,000

(F) Cumulative Increases to RIB as a result of prior Additional Net Investments: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $25,000 – $50,000 = $35,000

Retirement Income Base on 10/29/2009: $1,050,000 + $35,000 = $1,085,000

Retirement Income Amount Increase: 5% x $35,000 x 65 / 365 = $312

Retirement Income Amount on 10/29/2009: $52,500 + $312 = $52,812

As discussed above, additional net investments you make to your Account increase your Account value and may increase your Retirement Income Base. Under certain circumstances, however, additional net investments in your Account will not increase your Retirement Income Base and you should consult with your representative to determine whether additional investments in the Account are appropriate under your particular circumstances.

Example: Withdrawals and an Additional Investment That Does Not Increase the Retirement Income Base (On or after the Retirement Income Date)

Certificate Effective Date (01/02/2008)

The Retirement Income Base (RIB) is set equal to the Account value on the Certificate Effective Date. The Retirement Income Amount (RIA) is set equal to 5% of the RIB.

Account value on 01/02/2008: $1,000,000

Retirement Income Base on 01/02/2008: $1,000,000

Retirement Income Amount on 01/02/2008: 5% x $1,000,000 = $50,000

Additional Investment

You make an additional investment (net of any sales charges) of $50,000 on 01/02/2009.

The RIB increases as a result of the additional net investment. The RIA is recalculated as 5% of the RIB because it is the first business day following January 1, 2009.

(A) Cumulative Additional Net Investments: $50,000

(B) Cumulative Withdrawals (that have not reduced RIB): $0

(C) Cumulative Increases to RIB as a result of prior Additional Net Investments: $0

Retirement Income Base Increase: (A) – (B) – (C) = $50,000 – $0 – $0 = $50,000

Retirement Income Base on 01/02/2009: $1,000,000 + $50,000 = $1,050,000

Retirement Income Amount on 01/02/2009: 5% x $1,050,000 = $52,500

Withdrawal 1st year

You make a withdrawal of $50,000 on 06/01/2009.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2009: $1,050,000

Retirement Income Amount on 06/01/2009: $52,500

Withdrawal 2nd year

You make a withdrawal of $50,000 on 06/01/2010.

The RIB does not change because cumulative withdrawals in the calendar year do not exceed the RIA.

Retirement Income Base on 06/01/2010: $1,050,000

Retirement Income Amount on 06/01/2010: $52,500

Additional Investment

You make an additional investment (net of any sales charges) of $60,000 on 10/29/2010. This date is 65 days prior to 01/02/2011 (or the first business day following the next January 1).

The RIB does not increase as a result of this additional net investment. The RIA, therefore, also does not increase.

(D) Cumulative Additional Net Investments: $110,000

(E) Cumulative Withdrawals (that have not reduced RIB): $100,000

(F) Cumulative Increases to RIB as a result of prior Additional Net Investments: $50,000

Retirement Income Base Increase: (D) – (E) – (F) = $110,000 – $100,000 – $50,000 = $–40,000. This negative number is less than zero, so it does not increase the RIB. Although it is negative, the RIB will not be decreased either. The RIB will never decrease as a result of an additional investment. Hence, a negative RIB increase number is considered to be zero in the following calculation.

Retirement Income Base on 10/29/2010: $1,050,000 + $0 = $1,050,000 Retirement Income Amount Increase: 5% x $0 x 65 / 365 = $0 Retirement Income Amount on 10/29/2010: $52,500 + $0 = $52,500.

It is important to understand that your Account value may increase for reasons such as realized or unrealized investment gains or the reinvestment of dividends, but this will not increase your Retirement Income Base. Only additional net investments and the Automatic Annual Step-Up may increase your Retirement Income Base.

8.	Automatic Annual Step-Up

The Automatic Annual Step-Up is designed to lock in a higher Retirement Income Base through the Automatic Annual Step-Up if your Account value is higher than your Retirement Income Base on a certificate anniversary date. If so, we will increase your Retirement Income Base to equal your current Account value, unless you request otherwise. Thirty (30) days prior to each certificate anniversary date, you will be notified of a potential Automatic Annual Step-Up and given the option to opt out of the step-up. We must be notified in writing prior to the anniversary date if you want to opt out of the Automatic Annual Step-Up. If you take no action, your Retirement Income Base may increase and your Income Edge fee may change. You should carefully consider whether or not to opt out of an Automatic Annual Step-Up. If you decide not to opt out, your Retirement Income Base, and therefore any future lifetime payments, may increase. However, we reserve the right to increase your Income Edge fee percentage if your Retirement Income Base increases as a result of an Automatic Annual Step-Up. The dollar amount of your Income Edge fee also will increase because your Retirement Income Base has increased.

On or after your Retirement Income Date, if your Retirement Income Base increases as a result of the Automatic Annual Step-Up, you will have immediate access to the proportionate amount of the Retirement Income Amount based on the number of days remaining in the calendar year. Your Retirement Income Amount will increase by an amount equal to 5% multiplied by the amount of the Retirement Income Base increased (as a result of the Automatic Annual Step-Up) multiplied by the number of days until the following January 1 and divided by 365. As of the following January 1, you will have access to the full Retirement Income Amount. As a practical matter, your certificate anniversary date cannot be January 1, because the Company is not open for business on January 1.

If the Account value on your certificate anniversary date is less than your Retirement Income Base, your Retirement Income Base will not increase.

Example: with appreciation

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has grown to $520,000 because your investments have appreciated and you have not made any withdrawals from your Account. Under the Automatic Annual Step-Up, your Retirement Income Base would automatically be increased on that certificate anniversary date to $520,000 (unless you opt out of the step-up).

Example: with investments plus appreciation and no withdrawals in an up market

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and further assume that you have not made any withdrawals from your Account. Under the Automatic Annual Step-Up, your Retirement Income Base will increase on that certificate anniversary date to $520,000 (unless you opt out of the step-up).

Now, assume that by your second certificate anniversary date, your Account value has increased to $540,000 because your Account investments have appreciated, and further assume that you have not made any withdrawals from your Account. Assume that on the second certificate anniversary date, you make an additional investment (net of any sales charges) to your Account in the amount of $50,000. You may elect to have your Retirement Income Base increased on that certificate anniversary date to $590,000.

Example: with investments plus appreciation and withdrawals in an up market

Assume that on the Certificate Effective Date, your Retirement Income Base is equal to $500,000. Assume further that by your first certificate anniversary date, your Account value has increased to $520,000 because your Account has appreciated, and assume that you have not made any withdrawals from your Account. Under the Automatic Annual Step-Up, your Retirement Income Base will be automatically increased on that anniversary date to $520,000 (unless you opt out of the step-up).

Assume further that after the first certificate anniversary date but before the second certificate anniversary date, you make a withdrawal from your Account in the amount of $25,000. Assume that on the second anniversary, you make an additional investment (net of any sales charges) of $50,000. As a result of the additional net investment, your Retirement Income Base will increase by the amount of cumulative additional net investments to your Account ($50,000) less the amount of cumulative withdrawals from your Account that have not decreased the Retirement Income Base ($25,000) less the cumulative amount by which your Retirement Income Base has been increased by additional net investments not including the current additional net investment ($0). Therefore, your Retirement Income Base will increase by $25,000 to $545,000.

9.	Retirement Income Amount

Calculation of Retirement Income Amount

Your Retirement Income Amount is first calculated on your Retirement Income Date. If your Retirement Income Date is as of January 1, your Retirement Income Amount, will be equal to 5% of the Retirement Income Base. If your Retirement Income Date is on a day other than January 1, your initial Retirement Income Amount is pro-rated based on the number of days until the following January 1. For example, if your Retirement Income Base as of January 1 is $250,000, and your Retirement Income Date is on the following July 1, your Retirement Income Amount is calculated on July 1 as $6,301 for the remainder of the year (.05 x $250,000 x 184/365). Your Retirement Income Amount is recalculated as of the January 1 of each subsequent calendar year and will be equal to 5% of the Retirement Income Base. (This term, “Retirement Income Base,” is an important term under your Income Edge certificate and is used not only to calculate your Retirement Income Amount, but for other purposes as well.)

Your Retirement Income Amount Can Decrease

The Retirement Income Amount is recalculated as of January 1 of each year as 5% of the then-existing Retirement Income Base. Therefore, if your Retirement Income Base decreased during the prior calendar year, your Retirement Income Amount will decrease as of the next January 1.

Your Retirement Income Amount Can Increase

The value of your Retirement Income Amount applicable under your Income Edge will increase if your Retirement Income Base increases. Your Retirement Income Base may increase as a result of additional investment (net of any sales charges) you make to your account. The Retirement Income Base may also increase each year if your Account value on your certificate anniversary is greater than your Retirement Income Base and you do not opt out of the Automatic Annual Step-Up.

10.	Payment of Income Edge Benefits

Your Income Edge certificate requires us to make lifetime payments to you if withdrawals (made in accordance with your certificate) and/or investment performance reduce your Account value to $0. However, if your Account value decreases to $0 prior to the Retirement Income Date due to investment performance, we are not required to begin making Income Edge payments to you until one month after your Retirement Income Date. If you (or, if you have purchased the Spousal Income Guarantee, both you and your surviving spouse) die before the Retirement Income Date, your Income Edge will terminate without any value, even if your Account value decreased to $0 prior to your death.

Example

Assume that you purchased your Income Edge with an Individual Income Guarantee at age 50 and your initial Retirement Income Base was $500,000. Because of increases to your Retirement Income Base, the amount had grown to $1,000,000 by the time you reached your Retirement Income Date at age 65 (which we assume is January 1 for purposes of this example), at which time you began to take annual withdrawals of $50,000 per calendar year (which is your Retirement Income Amount, i.e. 5% of your Retirement Income Base). You do not take withdrawals during any calendar year that exceed your Retirement Income Amount, but because of investment performance, your Account value is reduced to $0 by age 80. At that time, we begin lifetime fixed income payments of $50,000 each year for the rest of your life.

The income payments under the Income Edge certificate are provided through a lifetime fixed payout annuity. The Income Edge is treated under state insurance law as an annuity contract.

At the time your Account value equals $0, your Account will remain open, with a $0 balance until the last day of the calendar quarter following the calendar quarter when your Account value first equals $0.

We will provide you with income payments in the form of lifetime income payments that will continue until you die, or, if you purchased the Spousal Income Guarantee, until both you and your surviving spouse die. The annual amount of income payments we will pay to you is equal to 5% of the Retirement Income Base on the date your Account value reduces to $0 as a result of withdrawals (if made in accordance with your certificate) and/or investment performance. We will make monthly payments equal to one-twelfth of the annual payment amount unless you request an alternative payment frequency (quarterly, semi-annually, or annually). Your payment will begin:

•

If your Account value equals $0 on or after the Retirement Income Date as a result of withdrawals (if made in accordance with your certificate) and/or investment performance, monthly payments will commence one month following the date your Account value reduces to $0.

•	If your Account value is reduced to $0 prior to the Retirement Income Date as a result of investment performance, monthly payments will commence one month following the Retirement Income Date.

If you (or you and your spouse under the Spousal Income Guarantee) die before your Account value is reduced to $0, then the guarantee terminates without value and we make no payments under Income Edge. If you have a Spousal Income Guarantee, to notify us that your spouse has died, please call 1-800-[ ].

Example

Assume your Retirement Income Date is the same as your Certificate Effective Date (that is, you purchased your Income Edge certificate on or after age 65). Assume that your Retirement Income Base is equal to $250,000 on your 10th certificate anniversary date and your Retirement Income Amount is 5% of your Retirement Income Base. Therefore, your Retirement Income Amount is equal to 5% of $250,000 or $12,500. Your Account value is equal to $10,000. You make a withdrawal of $10,000 on your 10th certificate anniversary date and your Account value is reduced to $0 as a result of this withdrawal. Monthly lifetime income payments equal to 1/12 of $12,500 or $1,041.67 will begin one month following the date your Account value reduced to $0 and will continue until you die.

11.	Using Your Account as Collateral for a Loan

You may pledge the assets in your Account as collateral for a loan. In the case of such a pledge, if the assets in your Account decrease in value, your creditor may be able to liquidate assets in your Account to pay the loan. Any such liquidation may constitute a withdrawal from your Account and reduce your Retirement Income Base. Using the assets in your Account as collateral for a loan therefore, may reduce the future benefit of your Income Edge or cause your Income Edge to terminate.

12.	Divorce of Joint Spousal Owners of an Income Edge

As discussed in the preceding “Purchasing an Income Edge” section of this prospectus, spouses may purchase the Spousal Income Guarantee version of the Income Edge to provide predictable lifetime income payments for both spouses by providing continuing income payments if the shares in the spouses’ jointly-owned Account are reduced to $0 by withdrawals (if made in accordance with your certificate) and/or investment performance before both spouses die. If spouses purchase a Spousal Income Guarantee and subsequently determine to obtain a divorce, the divorce will require certain modifications to be made to, or may result in the complete termination of, the Income Edge certificate, as described below.

Divorce Occurring Before Account Value Is Reduced to $0

If an Income Edge certificate is owned jointly by spouses, in the event of a divorce that becomes final before the Account value is reduced to $0, the spouses may request that the Income Edge certificate continue in effect, subject to certain modifications as discussed below. The spouses must provide written notice to PHL Variable, acceptable to the Company, stating whether the terms of the divorce provide for (i) the spouses to divide the assets in the Account into two new Accounts, (ii) one spouse to remain the sole owner of the Account, or (iii) both spouses to remain owners of the existing Account.

If the Former Spouses Divide the Account into Two New Accounts. If the former spouses provide us with notice that they will divide the assets in the Account between two new Accounts, the jointly owned Spousal Income Guarantee certificate will be converted to two individually owned Income Edge certificates, one for each of the two new Accounts. The current Income Edge fee applicable to individually owned Income Edge certificates on the Certificate Effective Date will be charged. We will allocate the Retirement Income Base from the original Account between the two new Accounts owned by each former spouse, as agreed by the former spouses or as directed by any valid, applicable court order. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the Income Edge fee applicable to jointly owned Spousal Income Guarantee certificates until we have received notice that the spouses are divorced.

However, effective as of the date of the divorce, the Income Edge certificate will no longer be a “spousal” jointly owned certificate and the certificate will generally terminate upon the first owner’s death if such death occurs before we receive notice of the divorce and division of the assets of the Account and the certificate is converted into two individually owned certificates; provided, however, if such death occurs before we receive notice of the divorce, but we are provided with written evidence that, in our sole discretion, establishes that prior to the first former spouse’s death, the assets in the Account were legally divided either (i) by operation of applicable state law (e.g., laws of community property states) or (ii) pursuant to a court mandated property settlement that sets forth precisely how the former spouses’ Account assets are to be divided, rather than terminating the Income Edge certificate, we will convert the jointly owned certificate into an individually owned Income Edge certificate for the Account of the surviving former spouse. We will allocate the Retirement Income Base applicable to the original Account to the certificate for the Account of the surviving spouse, in accordance with such applicable law or property settlement, as the case may be. The portion of the Retirement Income Base from the original Account that is attributable to the deceased former spouse under such applicable state law or property settlement will be reduced to zero and the Income Edge certificate will be terminated as to the assets in the Account attributable to the deceased former spouse, as of the date of such deceased former spouse’s death.

Former spouses that divide their Account into two new Accounts and request that their Income Edge be converted to two Individual Income Guarantee certificates should be aware that the two new Accounts must be invested in Class A shares of an eligible XYZ Fund and that their rights and obligations under the new certificates will be the same as under the individually-owned Income Edge certificate generally.

One Former Spouse Remains the Sole Owner of the Account. If the former spouses notify us that only one of the former spouses will remain an owner of the Account, which was previously owned by the former spouses, the jointly owned Spousal Income Guarantee certificate will be terminated and an individually owned certificate will be issued to the sole owner. Until we receive such notice, we will continue to treat both former spouses as the owners of the Account and we will continue to charge the applicable Spousal Income Guarantee fee. After we receive such notice, the fee will be the Individual Income Guarantee fee. However, effective as of the date of the divorce, upon the death of the former spouse who is to remain the sole owner of the Account, the Income Edge certificate will terminate upon the death of such former spouse, even if such death occurs before we receive notice that the former spouse is to remain the sole owner of the Account. The Income Edge fee will not be charged after the date of death of such former spouse.

The former spouse that remains the owner of the Account and to whom a new individually-owned Income Edge is issued in the circumstances described above should be aware that the Account must remain invested in an eligible XYZ Fund and that the former spouse’s rights and obligations under the new Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Both Former Spouses Remain Joint Owners of the Account. If the former spouses are to remain the joint owners of the Account, the former spouses will continue as the joint owners of a new Individual Income Guarantee to replace the Spousal Income Guarantee upon receipt of a notice of divorce. We will then begin to charge the fee applicable to Individual Income Guarantee. The certificate will terminate upon the first owner’s death, even if such death occurs before we receive notice of the divorce.

Former spouses who remain the joint owners of an Account and continue their joint ownership of an Income Edge certificate in the circumstances described above should be aware that the Account must remain invested in Class A shares of an eligible XYZ Fund and that the former spouses’ rights and obligations under the Income Edge certificate will be the same as under an individually-owned Income Edge certificate generally.

Divorce Occurring On or After the Account Value is Reduced to $0

If an Income Edge certificate is jointly owned by spouses, in the event of a divorce that becomes final on or after the Account value is reduced to $0, we will split the income payments according to any written notice of divorce received by us. Prior to our receipt of the written notice of divorce, we will make any income payments due under the Income Edge in the manner prescribed by the former spouses pursuant to the terms of the certificate.

13.	Termination of the Income Edge

Certificate Owner Termination

You may terminate your Income Edge at any time in accordance with notification requirements. No amount of Income Edge fees will be returned to you and your Income Edge will terminate without value. If you decide to terminate your Income Edge, your Account value will remain unchanged. You may not apply for a new Income Edge certificate for 90 days after termination.

Once you purchase your Income Edge, you can only cancel it by (i) notifying us in writing that you no longer want the Income Edge; (ii) stopping payment of the Income Edge fees from your Account; (iii) closing or transferring your Account or (iv) liquidating all of the shares in your Account and not exchanging 100% of those shares for shares of another eligible XYZ Fund.

Automatic Termination

Your Income Edge will automatically terminate upon any of the following events:

Death of an Owner

•	If you purchased the Income Edge with the Individual Income Guarantee, your Income Edge will terminate upon your death or, if the Income Edge was purchased in an IRA, the IRA beneficial owner’s death.

•

If you purchased the Spousal Income Guarantee, upon the death of the first owner to die, the surviving spouse may continue the Income Edge, the Income Edge certificate will terminate upon death of the surviving spouse.

Excess Withdrawals

•

If your Retirement Income Base is reduced to $0 due to withdrawals from your Account before the Retirement Income Date or from your Account in any calendar year on or after the Retirement Income Date that are in excess of the Retirement Income Amount, your Income Edge will terminate.

Lifetime Payment Option

•

The Lifetime Payment Option is an option that allows you, at any time, to liquidate all of the shares in your Account and apply the proceeds to purchase a lifetime fixed immediate annuity contract from us. Your annuity payments will never be less than those calculated in accordance with the annuity rates guaranteed in the Income Edge. Your Income Edge certificate will terminate if you elect the Lifetime Payment Option. For more information on the Lifetime Payment Option, see Appendix A.

The Company’s Termination of Your Income Edge

In order for us to be able to provide the Income Edge for a reasonable fee, we need to be able to hedge against certain investment risks posed by the XYZ Funds – otherwise the risks would be too high for us to be able to make the Income Edge available to you. Based on the current asset allocation methodologies used to construct the XYZ Funds, all XYZ Funds are eligible to be used in conjunction with the Income Edge. We reserve the right to change the eligibility status of each XYZ Fund.

The XYZ Funds are not affiliated with PHL Variable Insurance Company and we do not have the authority to exercise any control over their management. We will periodically review any material changes to the investment objectives, strategies, or restrictions of the XYZ Funds, including changes in available underlying funds and/or target asset allocations, to determine if such changes are consistent with our hedging parameters. If we determine that any of the foregoing changes regarding the XYZ Funds has materially adversely impacted our ability to hedge against the risks posed by an XYZ Fund, the Fund would no longer be considered eligible for the Income Edge. If this were to occur, the Income Edge would no longer be available for purchase with that particular XYZ Fund. For existing certificate owners, we will send you a notification that your Income Edge will terminate unless you invest your Account value in another eligible XYZ Fund. If you fail to exchange all of the shares in your Account for shares of another eligible XYZ Fund within five (5) business days from the date of the notification, your Income Edge will terminate. In the unlikely event that we were to determine that the asset allocation strategies of all XYZ Funds have materially changed so that we are unable to hedge against the risks posed by the change, we would terminate all Income Edge certificates.

If you are invested in an XYZ Fund that we determine is no longer eligible for the Income Edge and you want to keep your Income Edge, you would have to exchange to another XYZ Fund at a time when it may not be advantageous to do so or the only eligible XYZ Funds do not match your risk tolerance level, investment objective and time horizon. Such an exchange may be a taxable event. You should consult with your financial and/tax advisor before making a decision on how to proceed.

Income Edge will automatically terminate if you exchange all of the shares in your Account for another investment that is not eligible for Income Edge. If you terminate Income Edge for any reason and change your mind, you must wait ninety (90) days before repurchasing Income Edge.

Miscellaneous Provisions

Periodic Communications to Income Edge Owners

We will provide periodic reports, including an Income Edge Fee Deduction Notice, Income Edge Adjustment Notice, and Income Edge Termination Notice, as well as annual reports including the Income Edge Anniversary Notice and Income Edge January 1 Notice. The Income Edge Fee Deduction Notice will confirm our receipt of Income Edge fees from the Account. The Income Edge Fee Adjustment Notice confirms the following: any withdrawal before the Retirement Income Date, a withdrawal on or after the Retirement Income Date that reduces your Retirement Income Base, additional investments (net of any sales charges) that increase the Retirement Income Base, and when the Retirement Income Amount is calculated as a result of the certificate owner reaching the Retirement Income Date. The Income Edge Anniversary Notice confirms the Retirement Income Date, the Retirement Income Base, the Retirement Income Amount, the Calendar Year-to-Date withdrawals, the Calendar Year remaining amount of the Retirement Income Amount (if on or after the Retirement Income Date), the Certificate Anniversary, and the Income Edge Fee Percentage. The Income Edge Termination Notice confirms the termination of the Income Edge without value. The Income Edge January 1 Notice confirms the Retirement Income Date, the Retirement Income Base, and the Retirement Income Amount (only after the Retirement Income Date).

Amendments to an Income Edge Certificate

Income Edge certificates are issued under a group annuity contract and are in the form of individual or spousal certificates. The Income Edge certificate itself may be amended to conform to changes in applicable law or interpretations of applicable law. Any changes in the Income Edge certificate and/or the group annuity contract under which it is issued, may need to be approved by certain state insurance departments. You will receive written notice of such changes to the Income Edge certificate.

Assignment

You may not assign your interest in your Income Edge certificate without our prior written approval. We reserve the right to refuse assignments at any time on a non-discriminatory basis.

Taxation of the Income Edge

The following is a general discussion based on our interpretations of current Federal income tax law. This discussion does not cover every situation and does not address all possible circumstances. In general, this discussion does not address the tax treatment of transactions involving investment assets held in your Account except insofar as the Income Edge itself may be relevant to the tax treatment of such transactions. Further, no attempt is made to consider any applicable state tax or other tax laws, or to address any federal estate, or state and local estate, inheritance and other tax consequences of the Income Edge. Estate and inheritance tax consequences will depend on your individual circumstances. You should also be aware that the tax laws may change, possibly with retroactive effect. You should consult your own tax advisor regarding the potential tax implications of the Income Edge in light of your particular circumstances.

The Income Edge is novel and innovative and, to date, its proper characterization and consequences for Federal income tax purposes have not been directly addressed in any case, administrative rulings or other published authorities. We have asked the Internal Revenue Service (“IRS”) for formal guidance on these issues as they relate specifically to the Income Edge; to date , no conclusions have been reached on these issues. It is possible that the Internal Revenue Service could reach conclusions that are different than those stated herein. We make no assurances that the Internal Revenue Service will agree with the interpretations of the expected tax treatment of the Income Edge or the effect (or lack of effect) of the Income Edge on the tax treatment of any transactions involving the Income Edge, contained in this prospectus or that a court would agree with these interpretations if the Internal Revenue Service challenged them. You should consult a tax advisor before purchasing the Income Edge.

If sold in connection with an Individual Retirement Account (IRA Account), the Income Edge is called a Qualified Income Edge. If the Income Edge is independent of any formal retirement or pension plan, it is termed a Non-Qualified Income Edge. Different tax rules apply to Qualified Income Edge and Non-Qualified Income Edge, and the tax rules applicable to the Qualified Income Edge vary according to the type of IRA and the terms and conditions of the plan.

Non-Qualified Income Edge

Treatment of Income Edge as Annuity Contract. Although there is no direct guidance on this issue, we intend to treat a Non-Qualified Income Edge as an annuity contract for Federal income tax purposes. It is possible that the Internal Revenue Service will characterize Income Edge as some other type of financial derivative such as an option or a notional principal contract rather than an annuity, possibly with different tax consequences than if it were treated as an annuity. For example, if the Income Edge were treated as an option with respect to your Account assets, dividends on investments in your Account that would otherwise constitute “qualifying dividend income” might be ineligible for lower tax rates and you may be unable to qualify for long-term capital gain treatment with respect to investments in your Account. In view of the uncertainty of the tax treatment of a Non-Qualified Income Edge, holders or beneficiaries of a Non-Qualified Income Edge should consult their own tax advisors regarding the tax consequences to them of holding a Non-Qualified Income Edge.

In order to be treated as an annuity contract for Federal tax purposes, a contract must contain certain provisions prescribing distributions that must be made when an owner of the contract dies. We believe that by its terms the Income Edge satisfies these requirements. In all events, we will administer the Income Edge to comply with these Federal tax requirements. We also intend to treat the Income Edge as an annuity contract that is separate and apart from the assets in your Account for Federal income tax purposes. There is no authority directly authorizing this treatment, however, and you should consult a tax advisor on the issue.

Your Account. We believe that, in general, the tax treatment of transactions involving the investments in your Account including redemptions, dispositions and distributions with respect to such investments, more likely than not, will initially and, for most individuals, during the entire period a Non-Qualified Income Edge is in effect, be the same as such treatment would be in the absence of the Income Edge. (The tax treatment of such transactions is beyond the scope of this prospectus, you should consult a tax advisor for further information about the tax treatment of investments covered by the Income Edge.) Thus, we believe, in general, that it is more likely than not that, at least initially and, for most individuals the entire period the Income Edge is in effect, (1) withdrawals from and dividends on your Account will not be treated as payments under the Income Edge, but rather as withdrawals with respect to such investments; (2) amounts received on redemption or disposition of your investments in your Account will be treated as amounts realized on a sale or exchange of such assets rather than as distributions under the Income Edge; and (3) the purchase of a Non-Qualified Income Edge will not automatically result in either (a) loss of the benefit of preferential income tax rates currently applicable to dividends paid on investments in your Account otherwise constituting “qualified dividend income” or (b) under the so-called “straddle” rules, suspension of the holding period for purposes of determining eligibility for long-term capital gains treatment of any gains, or potential deferral of losses, when investments in your Account are sold or exchanged. (These conclusions are in part based on the low probability when your Income Edge is issued that your Account value will reach $0 and that you will receive Retirement Income Amount payments thereafter.)

There are no published authorities directly supporting our conclusions and the relevant guidance is susceptible to differing interpretations that may cause the IRS to disagree with them. If the IRS were to successfully take a different position on these issues, it could have a material adverse effect on the tax consequences of your acquisition, holding and disposition of investments in your Account. Furthermore, even if our interpretations are correct, it is possible that the tax consequences under the qualified dividend and straddle rules could change depending on changes in your circumstances in future years, particularly if losses are realized at a time when it has become likely that your Account value will reach $0 and you will receive Retirement Income Amount payments thereafter. The tax consequences could also change due to changes in the tax laws. Although the exact nature of any such possible change is speculative, one possibility in the case of the qualified dividend income rules is an increase in the rate applicable to qualified dividend income. Alternatively, the special rate applicable to such income could be eliminated entirely, resulting in dividends being taxed at ordinary income rates. A possible change in the straddle rules is a modification to the scope of those rules, with the result that transactions in an Account not subject to the straddle rules under current law would become subject to the loss deferral and other limitations applicable to straddles. Given the novelty of a Non-Qualified Income Edge, you should consult your own tax advisor as to the tax consequences, if any, of the Income Edge under these rules and other relevant tax provisions, both at the time of initial purchase and in subsequent years.

The following discussion assumes that a Non-Qualified Income Edge will be treated as an annuity contract for federal tax purposes and that the Non-Qualified Income Edge will have no effect on the tax treatment of transactions involving the assets held in your Account.

Payments After Account Value is Reduced to $0. If your Non-Qualified Income Edge is treated as an annuity contract for Federal tax purposes, Retirement Income Amount payments beginning if and when your Account value has been reduced to $0 should generally be treated in part as taxable ordinary income and, while not free from doubt, in part as non-taxable recovery of the aggregate Income Edge certificate fees you have previously paid (your “investment in the contract”) until you recover all of your investment in the contract. (The ratio of taxable-income to recovery of investment amounts will depend on your life expectancy at the time you begin recovering payments). After you recover all of your investment in the contract, payments will be taxable in full as ordinary income. You should consult a tax advisor as to the tax treatment of Retirement Income Amount payments.

Withholding. As annuity distributions, Retirement Income Amount payments will generally be subject to withholding for the recipient’s U.S. Federal income tax liability. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from such payments. Purchasers of a Non-Qualified Income Edge who are not U.S. citizens will generally be subject to U.S. Federal withholding tax on taxable distributions from their Income Edge at a 30% rate, unless a lower treaty rate applies. In addition, purchasers who are not U.S. citizens or residents may be subject to state and/or municipal taxes and taxes that may be imposed by the purchaser’s country of citizenship or residence. Prospective purchasers of a Non-Qualified Income Edge who are not U.S. citizens or residents are advised to consult with a qualified tax adviser regarding U.S. Federal, state, and foreign taxation with respect to the purchase of an Income Edge.

Payment of the Income Edge Fee from Account investments. The redemption or disposition of investments in your Account to pay the Income Edge fee will be treated as amounts realized on the sale or exchange of such investments generating taxable gains and/or losses as a result of such sale or exchange, and therefore you will not be able to apply the proceeds from such a redemption or disposition to pay the Income Edge Fee on a tax-free basis. You should consult a tax advisor for further information.

Qualified Income Edge

The Income Edge may be used with Individual Retirement Accounts, including Roth IRA Accounts (collectively, “IRA Accounts”). The Qualified Income Edge is not available as an Individual Retirement Annuity (IRA Annuity).

The tax rules applicable to a Qualified Income Edge vary according to the type of IRA Account and the terms and conditions of the IRA Account. No attempt is made here to provide more than general information about the use of the Qualified Income Edge with the IRA Account. Participants under such IRA Account, as well as beneficiaries, are cautioned that the rights of any person to any benefits under such IRA Account may be subject to the terms and conditions of the IRA Accounts themselves or limited by applicable law, regardless of the terms and conditions of the Qualified Income Edge.

We reserve the right to discontinue offering the Income Edge to new certificate owners that plan to use the Income Edge with IRA Accounts. The Qualified Income Edge is available only with respect to the IRA Account for which the Qualified Income Edge is purchased.

The Qualified Income Edge is intended for purchase by the trustee or custodian of IRA Accounts. The trustee or custodian of the IRA Account is the owner of the Qualified Income Edge certificate for the benefit of the IRA itself.

We are not responsible for determining whether the Qualified Income Edge complies with the terms and conditions of, or applicable law governing, any IRA Account. You are responsible for making that determination. Similarly, we are not responsible for administering any applicable tax or other legal requirements applicable to the IRA Account. You or a service provider for the IRA Account are responsible for determining that distributions, beneficiary designations, investment restrictions, charges and other transactions under the Qualified Income Edge are consistent with the terms and conditions of the plan and applicable law.

IRA Accounts may be subject to required minimum distribution (“RMD”) rules. The actuarial present value of the guarantee provided by the Qualified Income Edge may need to be added to your Account balance for the sole purpose of determining the RMDs attributable to your Account. Withdrawals from your Account taken to meet RMD requirements, in proportion to the value of your Account to your overall IRA Account balance, will be deemed to be within the certificate limits for the Qualified Income Edge and will not reduce your Retirement Income Base.

If the trustee or custodian of the IRA Account pays the Income Edge fee for a Qualified Income Edge with proceeds from your IRA Account, that payment will not be a “distribution” to you from your IRA Account for purposes of the Code. If you pay the Income Edge fee for a Qualified Income Edge from other assets outside your IRA Account, the Income Edge fee may have tax consequences and also may be treated as an additional contribution to your IRA Account. You should consult a tax advisor for further information. Effective January 1, 1993, Section 3405 of the Internal Revenue Code was amended to change the roll-over rules applicable to the taxable portions of distributions from qualified pension and profit-sharing plans. Taxable distributions eligible to be rolled over generally will be subject to 20 percent income tax withholding. Mandatory withholding can be avoided only if the employee arranges for a direct rollover to another qualified pension or profit-sharing plan or to an IRA. The mandatory withholding rules apply to all taxable distributions from qualified plans except (a) distributions required under the Code, (b) substantially equal distributions made over the life (or life expectancy) of the employee, or for a term certain of 10 years or more and (c) the portion of distributions not includable in gross income (i.e., return of after-tax contributions). Numerous changes have been made to the income tax rules governing IRA Accounts as a result of legislation enacted during the past several years, including rules with respect to: maximum contributions, required distributions, penalty taxes on early or insufficient distributions and income tax withholding on distributions. The following are general descriptions of the various types of IRA Accounts and of the use of the contracts in connection therewith.

Individual Retirement Accounts. Code Sections 408 and 408A permit eligible individuals to contribute to an individual retirement program known as an “IRA” or “Roth IRA”. These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible and on the time when distributions may commence. In addition, distributions from certain other types of qualified plans may be placed on a tax-deferred basis into an IRA. Effective January 1, 1997, employers may establish a new type of IRA called SIMPLE (Savings Incentive Match Plan for Employees). Special rules apply to participants’ contributions to and withdrawals from SIMPLE IRAs. Also effective January 1, 1997, salary reduction IRAs (SARSEP) no longer may be established. Effective January 1, 1998, individuals may establish Roth IRAs. Special rules also apply to contributions to and distributions from Roth IRAs. A Qualified Income Edge may be purchased by an IRA Account for brokerage account held under that IRA Account. The Qualified Income Edge is not available as an Individual Retirement Annuity.

Tax on Certain Distributions Relating to IRA Accounts.

Distributions under a Qualified Income Edge may be paid to the IRA Account, if permitted under the terms of the IRA Account, or directly to you. Distributions paid to the IRA Account are not in and of themselves taxable.

In the case of distributions from your traditional IRA Account to you, including payments to you from the Qualified Income Edge, a ratable portion of the amount received is taxable, generally based on the ratio of your cost basis (if any) to your total accrued benefit under the IRA Account. Section 72(f) of the Code imposed a 10% penalty tax on the taxable portion of any distribution from IRA Accounts. To the extent amounts are not includable in gross income because they have been properly rolled over to another IRA or to another eligible qualified plan, no tax penalty will be imposed. The tax penalty also will not apply to: (a) distributions made on or after the date on which you reach age 59 1/2; (b) distributions following your death or disability of the participant (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) distributions that are part of substantially equal periodic payments made not less frequently than annually for your life (or life expectancy) of you or the joint lives (or joint life expectancies) of you and your designated beneficiary; and (d) certain other distributions specified in the Code.

Generally, distributions from a traditional IRA Account must commence no later than April 1 of the calendar year following the later of the year in which the individual attains age 70 1/2. Required minimum distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. Distribution requirements also apply to IRAs and Roth IRAs upon the death of the IRA owner. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Roth IRAs, as described in Code section 408A, permit certain eligible individuals to make non-deductible contributions to a Roth IRA in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA is generally subject to tax and other special rules apply. The Owner may wish to consult a tax advisor before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth

IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA.

Seek Tax Advice. The above description of federal income tax consequences of the different types of IRAs which may be funded by a Qualified Income Edge offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice. Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences. Any person considering the purchase of an Income Edge in connection with an IRA Account should first consult a qualified tax advisor, with regard to the suitability of the Income Edge for the IRA Account.

Definitions

The following is a listing of defined terms and the page numbers of the page on which the definition of each term may be found.

Term	Page Number
Account
Automatic Annual Step-Up
Certificate
Certificate Effective Date
General Account
Income Edge
Income Edge Fee
Individual Income Guarantee
Individual Retirement Account (“IRA Account”)
Lifetime Payment Option
Model Portfolios
Non-Qualified Income Edge
Parameters
Qualified Income Edge
Certificate Anniversary Date
Certificate Effective Date
Retirement Income Amount
Retirement Income Base
Retirement Income Date
Spousal Income Guarantee
Withdrawal

Appendix A: Lifetime Payment Option

At any time before your Account value reduces to $0, you may elect the Lifetime Payment Option. If you elect the Lifetime Payment Option, you must terminate your Account, liquidate all of the shares in your Account, and apply the after tax proceeds to purchase a separate, supplemental lifetime fixed immediate annuity contract from us. The payments under the supplemental contract will not be less than those calculated by multiplying the value of the proceeds by the rates guaranteed in your Income Edge certificate. These payments are not the same as payments that might commence after your Account value reduces to $0 had you not elected the Lifetime Payment Option. If you elect the Lifetime Payment Option, your Account and Income Edge will terminate. The annuity payment rate used to calculate the payment amount will not be less than the rate based on the 2000 Individual Annuity Mortality Table with a 10 year age set back and an interest rate of 2.5%. The 10 year age set back reflects the improved mortality for insureds. Your payments would be higher under the 2000 Individual Annuity Mortality Table if there were no 10 year age set back. You should consult with your representative before you decide to select this Lifetime Payment Option. It may be more appropriate to maintain your Account and not terminate the Income Edge.

Misstatements

If you misstate your sex or age for the Lifetime Payment Option, we will reduce the level of payments and/or suspend the payments until the overpayment is repaid to us because of the misstatement of age or sex. For example, if you are male and misrepresent that you are female, and also misrepresent that you are younger than you actually are, your level of payments should have been lower than your actual payments based on the 2000 Individual Annuity Mortality Table. In this case, we may either readjust your level of payments and/or suspend the payments until the overpayment is repaid to us.

Taxation of the Lifetime Payment Option

Non-Qualified Income Edge

•

Liquidation of Account Investments to Purchase the Lifetime Payment Option. The liquidation of your Account investments to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will be a taxable event, and you will not be able to apply the proceeds therefrom to purchase the Lifetime Payment Option provided under a Non-Qualified Income Edge on a tax-free basis.

•

Taxation of Distributions From the Lifetime Payment Option. If you exercise your right to liquidate your Account and to apply the after tax proceeds to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option, we believe that such annuity contract will be treated as an annuity contract for tax purposes and distributions therefrom will be taxed as annuity distributions. Thus, distributions from the annuity contract will be taxed as ordinary income to the extent that the value is more than your investment in the contract (discussed further below). Any amounts you receive if you pledge or assign your annuity as security for a loan will also be treated as distributions and taxed as distributions. Annuity payments should generally be treated in part as taxable ordinary income and in part as non-taxable recovery of your investment in the contract. After you recover all of your investment in the contract, annuity payments will be taxable in full as ordinary income. Distributions from an annuity contract are generally subject to withholding for the recipient’s U.S. Federal income tax liability. Recipients who are U.S. citizens can generally elect, however, not to have tax withheld from distributions.

If you exercise your right to liquidate your Account and apply all of the after tax proceeds to the Lifetime Payment Option, your investment in the contract should be equal to the Account value net of taxes applied to the Lifetime Payment Option plus, while not free from doubt, the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge. With respect to the inclusion of the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge in your investment in the contract for the Lifetime Payment Option, it is possible that the IRS may take the position that the aggregate Income Edge Fees you previously paid under your Non-Qualified Income Edge do not constitute part of your investment in the contract when you have elected the Lifetime Payment Option, on the theory that such charges do not constitute amounts paid for the Lifetime Payment Option.

While for tax reporting purposes we currently intend to include any aggregate Income Edge Fees you previously paid for your Non-Qualified Income Edge in the investment in the contract should you elect the Lifetime Payment Option, you should consult a tax advisor on this matter as it is not free from doubt.

Qualified Income Edge

•

Liquidation of Account investments to Purchase the Lifetime Payment Option. The liquidation of your Account within your IRA Account to purchase a supplemental lifetime fixed immediate annuity contract from us under the Lifetime Payment Option will not be a taxable event.

•

Taxation of Distributions from the Lifetime Payment Option. Distributions paid to you from your IRA Account, including distributions pursuant to the Lifetime Payment Option, will be taxable under the rules applicable to your IRA Account. You should consult a tax advisor for further information.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee $628.80

Estimated Printing and Filing Costs $40,000

Estimated Accounting Fees $4,000

Item 14.	Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes states that: “a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-778, inclusive.”

Article VI. Section 6.01. of the Bylaws of the Registrant (as amended and restated effective May 16, 2002) provide that: “Each director, officer or employee of the company, and his heirs, executors or administrators, shall be indemnified or reimbursed by the company for all expenses necessarily incurred by him in connection with the defense or reasonable settlement of any action, suit or proceeding in which he is made a party by reason of his being or having been a director, officer or employee of the company, or of any other company in which he was serving as a director or officer at the request of the company, except in relation to matters as to which such director, officer or employee is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such director, officer or employee. The foregoing right of indemnification or reimbursement shall not be exclusive of any other rights to which he may be entitled under any statute, bylaw, agreement, vote of shareholders or otherwise.”

Item 15.	Recent Sales of Unregistered Securities

Not applicable.

Item 16.	Exhibits and Financial Statement Schedules

1.	Underwriting Agreement. To be filed by amendment.

2.	Not applicable.

3.	(i) Articles of Incorporation – Incorporated by reference to Registrant’s Filing on Form S-1(File No. 333-55240) filed via Edgar on February 8, 2001.
(ii) Bylaws of PHL Variable Insurance Company, effective May 16, 2002 is incorporated by reference to Registrants Filing S-1 (File No. 333-87218) filed via Edgar on May 1, 2004.

4.	(a) Form of Master Funding Agreement. To be filed by amendment.

(b) Form of Funding Agreement Certificate. To be filed by amendment.

5.	Opinion regarding Legality. To be filed by amendment.

6.	Not applicable.

7.	Not applicable.

8.	Opinion regarding Tax Matters. To be filed by amendment.

9.	Not applicable.

10.1	Strategic Alliance Agreement. To be filed by amendment.

10.2	Selling Agreement. To be filed by amendment.

11.	Not applicable.

12.	Not applicable.

13.	Not applicable.

14.	Not applicable.

15.	Not applicable.

16.	Not applicable.

17.	Not applicable.

18.	Not applicable.

19.	Not applicable.

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20.	Not applicable.

21.	The Registrant has no subsidiaries.

22.	Not Applicable.

23.	(a) Consent of independent registered public accounting firm. To be filed by amendment.

23.	(b) Opinion and Consent of Counsel. To be filed by amendment.

24.	Powers of Attorney. Filed herewith.

25.	Not applicable.

26.	Not applicable.

Item 17.	Undertakings

The undersigned registrant hereby undertakes pursuant to Item 512 of Regulation S-K:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 22nd day of October, 2008.

PHL VARIABLE INSURANCE COMPANY

By:
* Philip K. Polkinghorn
President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

Executive Vice President and Chief
*Peter A. Hofmann	Financial Officer

Senior Vice President and Chief Accounting Officer
*David R. Pellerin

Director, Executive Vice President and Chief
*James D. Wehr	Investment Officer
Director, Senior Vice President and Corporate
*Christopher M. Wilkos	Portfolio Manager

By:/s/ Kathleen A. McGah
*Kathleen A. McGah, as Attorney-in-Fact pursuant to Powers of Attorney.

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